ViewSonic Corporation
381 Brea Canyon Road, Walnut, California 91789, U.S.A.

May 31, 2007

Theodore R. Sanders

Dear Theodore,

I am pleased to present this offer of employment to join ViewSonic Corporation as Chief Financial Officer, reporting directly to James Chu, Chairman and Chief Executive Officer at our Walnut headquarters location. Included in this offer of employment are the following:

•	You will receive a base compensation of $12,307.70 paid bi-weekly, ($320,000.00 annualized) less payroll deductions and all required withholdings.

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You will be eligible to earn incentive compensation with a target of 60% of your base salary based on the Compensation Committee’s assessment of how fully you have achieved corporate and individual goals under the Company’s 2007 Management Incentive Plan (MIP). This target will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the MIP. The purpose of the MIP is to motivate and reward high performance. Full details of the plan will be provided under separate cover. If earned, any incentive compensation will be paid on a semi-annual basis, provided you remain employed when the payments are made. This MIP may change from time to time at the discretion of the Compensation Committee.

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Based upon the successful completion of one year’s service and provided that you remain employed through two semi-annual MIP payout dates, if the base and incentive compensation earned by you for the first twelve months of your employment is less than $400,000, the Company shall pay you the difference.

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The Company will provide you with a sign-on bonus of $35,000.00. However, you hereby agree to repay this sign-on bonus in its entirety should you voluntarily terminate your employment prior to the completion of 12 months of continuous employment with the Company.

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Subject to approval by the Compensation Committee of the Company’s Board of Directors and pursuant to the Company’s 2004 Equity Incentive Plan (the ‘Plan’), the Company shall grant you an option to purchase 3,000,000 shares of the Company’s common stock at the fair market value as determined by the Compensation Committee as of the date of grant (the “Option”). The grant shall vest 1/4th on the first anniversary of the grant and thereafter 1/48th shall vest monthly for the next three years (four years total). The Option will be subject to the terms and conditions of the Plan and your grant agreement.

•
Annual Executive Physical Program: You will be eligible to participate in this company paid annual physical wellness program. You will be able to select one of six providers of your choice. More details will be provided by Human Resources upon your first day of employment.

•	You will receive a $1,000.00 per month car allowance.

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In the event that your employment with the Company should be involuntary terminated for any reason other than gross misconduct, you will receive a severance equivalent to six months of your base salary then in effect; if the foregoing involuntary termination should occur within the first year of employment, all options that would have vested on the first anniversary of the option grant, shall be deemed to have vested as of the involuntary termination date.

Notwithstanding any inconsistent provision of this letter agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by you pursuant to this letter in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Internal Revenue Code (the “Code”), as amended, and (b) that you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. The Company and you agree to negotiate in good faith to reform any provisions of this letter to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits set forth herein.

You will be eligible for a comprehensive package of benefits, including group medical, dental, vision, life, and disability insurance, as summarized in the enclosed Employee Benefits Summary Description. Further details will be provided in your new hire orientation. The Company may change compensation and benefits from time to time in our discretion.

As a ViewSonic employee, you will be expected to abide by our rules and policies, and to acknowledge in writing that you have read and will comply with our Employee Handbook. As a condition of employment, you must sign and comply with an Employee Confidentiality and Invention Assignment Agreement which prohibits unauthorized use or disclosure of our proprietary information.

In your work for ViewSonic, you will be required not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by ViewSonic.

You agree that you will not bring onto ViewSonic’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to ViewSonic any contract you have signed that may restrict your activities on behalf of ViewSonic.

You may terminate your employment with ViewSonic at any time and for any reason whatsoever simply by notifying ViewSonic. Likewise, the Company may terminate your employment or change the terms and conditions of your employment at any time, with or without cause or prior warning. This agreement for employment at will supersedes all other agreements and understandings concerning termination of employment, and can be modified only in a formal written agreement signed by you and by an authorized ViewSonic officer.

This letter, together with your Employee Confidentiality and Invention Assignment Agreement, forms the complete and exclusive statement of your employment agreement with ViewSonic. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a ViewSonic officer and approval by the Compensation Committee.

This offer is contingent upon the following: You must first pass a pre-employment background check. If successful, you will then be required to pass a drug test to be performed by our designated Clinic (Quest Diagnostics). A Chain of Custody will be mailed to you via UPS. We have taken the liberty to look on line for the nearest Quest Diagnostics location to your office and to your home:

•	Performance Health Medical Group, Inc.
27062 La Paz Road, Aliso Viejo, CA 92656
(949) 362-8877 phone
Hours: M-F 8:30 - 12:30 / 2:30 - 5:30

•	EMS Long Beach (TPA)
3939 Atlantic Blvd., Suite 214, Long Beach, CA 90807
(562) 988-8414 phone
Hours: M-F 9:00 - 4:00

Within three days after commencing employment, you must present acceptable proof of your identity and authorization to work in the United States, and complete a Form I-9.

This offer will expire two (2) business days from the date of presentation of this letter. If you accept this offer of employment, based upon the above mentioned conditions, please sign the last page of this letter and the Employee Confidentiality and Invention Assignment Agreement and return it to Tim Ashcroft, V.P., Corporate Human Resources, via fax.

We look forward to you joining the ViewSonic Team! If you have any questions or concerns, please contact me at (909) 444-8800.

Sincerely,

/s/ Timothy Ashcroft

Timothy Ashcroft
Vice President, Corporate Human Resources

I accept employment with the Company according to the above terms.

/s/ Theodore R. Sanders	June 03, 2007
Theodore R. Sanders	Date

Cc:	Employee File